                                 AMENDMENT NO. 1
                                       TO
                          INVESTMENT ADVISORY AGREEMENT

                                 BERGER 100 FUND

         This AMENDMENT NO. 1 TO INVESTMENT ADVISORY AGREEMENT (the "Amendment") is made effective as of the 1st day of October, 1999, between BERGER LLC, a Nevada limited liability company, and THE ONE HUNDRED FUND, INC., a Maryland corporation (the "Fund"), doing business as BERGER 100 FUND.

                                    RECITALS

         A. Berger Associates, Inc., and the Fund entered into that certain Investment Advisory Agreement dated October 14, 1994 (the "Agreement"), setting forth the terms and conditions under which the Fund has appointed Berger Associates, Inc., as investment advisor for the Fund.

         B. Effective September 30, 1999, Berger Associates, Inc., assigned and transferred all its rights, interests, duties and obligations, including its rights, interests, duties and obligations under the Agreement, to its subsidiary, Berger LLC, in an assignment and transfer approved by the directors of the Fund. Accordingly, all compensation paid hereafter by the Fund for investment advisory services under the Agreement is to be paid to Berger LLC rather than to Berger Associates, Inc.

         C. Berger LLC and the Fund desire to set forth herein their mutual agreement to change the compensation paid to Berger LLC under the Agreement.

                                    AGREEMENT

         For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1. REDUCTION IN COMPENSATION. Section 4 of the Agreement is hereby amended in its entirety to read as follows:

                   "4. COMPENSATION. The Fund shall pay to Berger LLC for its services under this Agreement a fee, payable in United States dollars, at an annual rate of 0.75% of the first $500 million of average daily net assets of the Fund, 0.70% of the next $500 million of average daily net assets of the Fund and 0.65% on any part of the average daily net assets of the Fund in excess of $1 billion. This fee shall be computed and accrued daily and payable monthly as of the last day of each month during which or part of which this Agreement is in effect. For the month during which this Agreement becomes effective and the month during which it terminates, however, there shall be an appropriate proration of the fee payable for such month based on the number of calendar days of such month during which this Agreement is effective."

         2. NO OTHER CHANGES. No changes to the Agreement are intended by the parties other than the change reflected in Section 1 of this Amendment, and all other provisions of the Agreement are hereby confirmed.

         3. GOVERNING LAW. This Amendment shall be construed in accordance with the laws of the State of Colorado (without giving effect to the conflicts of laws principles thereof) and the Investment Company Act of 1940, as amended. To the extent that the applicable laws of the State of Colorado conflict with the applicable provisions of the Investment Company Act of 1940, as amended, the latter shall control.

         IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amendment as of the date and year first above written.

                                              BERGER LLC


                                              By:/s/ Jack R. Thompson
                                                 --------------------
                                               Jack R. Thompson
                                               President

                                              THE ONE HUNDRED FUND, INC.



                                              By:/s/ Jack R. Thompson
                                                 --------------------
                                               Jack R. Thompson
                                               President




                                      -2-